Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:

Elizabeth Flax

Cornerstone OnDemand

Phone: +1 (310) 752-1860

eflax@csod.com

Cornerstone OnDemand Launches Incubator and Innovation Fund

Strategic initiative created to invest in, advise and collaborate with promising cloud startups that support Cornerstone’s market expansion

SANTA MONICA, Calif., November 14, 2013 – Cornerstone OnDemand (NASDAQ: CSOD), a global leader in cloud-based talent management software solutions, today announced the launch of the Cornerstone Innovation Fund, a strategic initiative created to invest in, advise and collaborate with promising cloud startups building innovative business applications that support the continued expansion of Cornerstone’s market reach.

Cornerstone’s vision is to foster the development of a comprehensive ecosystem of cutting-edge solutions for organizations seeking to differentiate and continuously evolve their talent management strategies. In addition, the fund gives Cornerstone an opportunity to support the burgeoning Los Angeles technology community, as well as other technology communities throughout the world.

Through the fund, Cornerstone anticipates making a few strategic investments each year, with each individual investment ranging from $250 thousand to $1 million in size. All investments will be approved by Cornerstone’s board of directors and will be made alongside select leading venture capital firms.

Cornerstone will also allow young companies to apply for use of a dedicated creative work space within its Santa Monica, Calif. headquarters, giving them direct access to the experience and expertise of the Cornerstone OnDemand team. In addition to supporting external ventures, Cornerstone also plans to use this space to rotate small, cross-functional teams of its own employees to create new applications or feature sets built on the Cornerstone platform, as well as cultivate new company initiatives as it did with its Cornerstone for Salesforce application.

Comments on the News

•	“The Cornerstone Innovation Fund is an important strategic initiative to help further our leadership position in the talent management software space,” said Adam Miller, founder and CEO of Cornerstone OnDemand. “Our approach with the fund is to foster the development of great ideas and companies, even at the earliest of stages. The fund is also a way to keep our entrepreneurial spirit alive and well at Cornerstone, even as we continue to grow and expand our business globally.”

Additional Resources

Startups interested in being considered for the Cornerstone Innovation Fund should visit www.csod.com/about/innovationfund for more information.

To learn more about the Cornerstone Innovation Fund, search Twitter for #CSODfund.

About Cornerstone OnDemand

Cornerstone OnDemand is a leader in cloud-based applications for talent management. The company’s solutions help organizations recruit, train, manage and connect their employees, empowering their people and increasing workforce productivity. Based in Santa Monica, California, the company’s solutions are used by over 1,500 clients worldwide, spanning nearly 13 million users across 190 countries and 41 languages. For more information about Cornerstone, visit csod.com. Read Cornerstone’s blog at csod.com/blog. Follow Cornerstone on Twitter at twitter.com/Cornerstoneinc. Like Cornerstone on Facebook at facebook.com/CSODCommunity.

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